News Release

For Further Information

Media Relations:	Nick Iammartino, 816-854-4556, nick.iammartino@hrblock.com

Investor Relations: Scott Dudley, 816-854-4505, scott.dudley@hrblock.com

H&R BLOCK ANNOUNCES FISCAL 2007 THIRD QUARTER RESULTS

Strong Start to Tax Season Drives 11 Percent Consolidated Revenue Growth

Sale Process for Mortgage Business Proceeding as Planned; Mortgage Results Reported as Discontinued Operations

FOR RELEASE Feb. 22, 2007 4:00 p.m. EST

KANSAS CITY, Mo. – H&R Block Inc. (NYSE: HRB) today reported earnings from continuing operations of $25.0 million, or 8 cents per basic and diluted share, for the fiscal 2007 third quarter ended Jan. 31, compared with a loss from continuing operations of $30.2 million, or 9 cents per share, in the year-ago quarter. The prior period included an after-tax charge of $43.3 million, or 13 cents per share, for litigation settlement and associated legal costs.

Revenues from continuing operations rose 11 percent in the quarter to $955.1 million from $860.3 million in the prior-year period, driven by solid gains in the Tax Services segment and strong performance in Consumer Financial Services.

“Our tax businesses started the season strongly with a 13 percent growth in total retail and digital clients served through Jan. 31, 2007. We achieved solid gains in each of these businesses,” said Mark A. Ernst, chairman and chief executive officer. “The outstanding early success of the new H&R Block Emerald Prepaid MasterCard® contributed to strong results in our Consumer Financial Services segment.”

H&R Block has progressed as planned in the process announced last November to evaluate strategic alternatives, including a sale, for its Option One Mortgage business. The company expects to announce the results of the process in March. Consistent with this progress, mortgage results have been reported as discontinued operations. For the fiscal 2007 third quarter, discontinued operations posted a loss of $69.7 million, or 22 cents per share, compared with earnings of $42.4 million, or 13 cents per share, for the same period a year ago.

The loss from discontinued operations reflects an increase in loan loss reserves of approximately $111 million, with approximately $93 million of the reserves related to loans originated in previous quarters, due primarily to increases in the company’s

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H&R Block Announces Fiscal 2007 Third Quarter Results/page 2 estimated loss severity assumption. Despite the increase in reserves, early payment default trends improved reflecting the company’s efforts to tighten underwriting criteria. The 30-day first payment default rate at January 31 was 3.13 percent, down from 3.83 percent at October 31.

“First payment default rates are the best we’ve seen since June of last year,” Ernst said. “We view this as a good early indicator that actions taken at Option One are improving overall loan quality and payment characteristics. During the course of the sales process, we have continued to make decisions for the business that we believe will best position it for long-term success.”

Net loss for the third quarter of fiscal 2007 was $44.7 million, or 14 cents per share, compared with net earnings of $12.1 million, or 4 cents per share, a year ago.

For the nine months ended Jan. 31, 2007, H&R Block reported a net loss from continuing operations of $229.0 million, or 71 cents per share, versus a net loss from continuing operations of $252.5 million, or 77 cents per share, in the prior-year period. Discontinued operations posted a net loss of $103.5 million, or 32 cents per share, versus net income of $155.3 million, or 47 cents per share.

Consolidated net loss for the nine months just ended was $332.5 million, or $1.03 per share, versus a net loss of $97.1 million, or 30 cents per share, in the prior-year period. Nine-month revenues from continuing operations increased 19 percent to $1.7 billion in fiscal 2007 from $1.4 billion in the same period of fiscal 2006.

Tax Services

Third quarter fiscal 2007 revenues rose 15 percent to $628.1 million from $548.5 million in the prior-year period. Pretax earnings of $59.3 million compared with a loss of $6.3 million in last fiscal year’s third quarter, which included a pretax charge of $71.7 million for litigation settlement and related legal costs.

Third quarter 2007 revenues and earnings reflect strong client growth, increased net average retail fees and the impact of a new agreement with lending partner HSBC—North America. Current year quarterly earnings also reflect the incremental costs of opening offices early and adding 330 locations to the office network, an increase in marketing activity, and costs to establish and launch the company’s early season Instant Money Advance Loan (IMAL) product.

“We’ve done well in executing our strategy to regain leadership in the early tax season,” Ernst said. “The combination of market leading early season loan products, H&R Block Bank’s Emerald Card, timely opening of tax offices and outstanding execution in the early season have combined for a good start to our tax season.

“H&R Block Bank’s Emerald Card provides our clients a lower-cost bank account opened for free and helps many clients lower the cost of receiving their tax refunds. We expect to double our original target of opening 1 million bank accounts this tax season,” Ernst said.

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H&R Block Announces Fiscal 2007 Third Quarter Results/page 3

For the third quarter ended Jan. 31, 2007, the company’s 14 percent gain in total retail clients versus the prior-year period includes some clients who have taken an early season loan but have not yet returned for tax preparation. Adjusting for those early season clients yet to return for tax services after January 31, normalized retail client growth would be approximately 7 percent.

For the first nine months of fiscal 2007, revenues grew 13 percent to $776.2 million from $686.5 million last fiscal year. A pretax loss of $261.3 million compared with a loss of $293.7 million in the year-ago period, which included the previously mentioned $71.7 million pretax charge.

Consumer Financial Services

The Consumer Financial Services segment includes H&R Block Financial Advisors and H&R Block Bank. The segment's continuing operations had third quarter revenues of $107.5 million versus $73.2 million last year. The segment earned pretax income for the quarter of $11.0 million compared with a pretax loss of $7.7 million in the year ago period, reflecting the operation of H&R Block Bank effective May 1, 2006, and a swing to profitability by H&R Block Financial Advisors.

“We've had noteworthy improvement in Consumer Financial Services,” Ernst said. “We expect to continue on the path of improvement as Financial Advisors delivers results in line with its business plan and the Bank grows further.”

H&R Block Financial Advisors experienced an 18 percent increase in average advisor productivity versus prior year. Despite a challenging advisor recruiting environment, Ernst said, retention of recently recruited advisors is up substantially.

“In the third quarter, H&R Block Bank continued to grow its deposits and investments, while playing a major role in our initiative to open low-cost bank accounts for tax clients,” Ernst said.

For the segment during the first nine months of fiscal 2007, revenues from continuing operations advanced to $267.9 million from $211.2 million in the fiscal 2006 period. Pretax earnings from continuing operations of $5.6 million in the 2007 period compared with a pretax loss of $23.1 million in the prior-year period.

Business Services

Business Services revenues declined 8 percent to $215.9 million in the third quarter of fiscal 2007 from $235.8 million a year earlier. Revenues were down slightly from last year after adjusting for the integration of certain audit and attest businesses, obtained through the fiscal 2006 acquisition of American Express Tax and Business Services, into an affiliated and unconsolidated entity. The shift had no impact on earnings.

The segment’s pretax loss of $1.4 million in the fiscal 2007 third quarter compared with a $1.0 million loss a year ago. The current quarter results include incremental spending to build awareness of the RSM McGladrey brand and continued

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H&R Block Announces Fiscal 2007 Third Quarter Results/page 4 losses in several extended businesses, which the company plans to exit, outside the core tax and accounting operations.

Nine-month revenues increased to $650.1 million from $529.5 million in last year’s period. The fiscal year-to-date pretax loss was $34.7 million versus a loss of $9.9 million in the prior-year period. The larger loss reflects losses in the extended businesses, the seasonality of RSM McGladrey’s tax and accounting operations, and higher off-season costs from growth in the overall size of the business.

Dividend Approved

H&R Block’s board of directors yesterday approved a quarterly cash dividend of 13.5 cents per share, payable April 2, 2007, to shareholders of record March 12, 2007. The payment will be the company’s 178th consecutive quarterly dividend.

Other

Income taxes for continuing operations in the third quarter of fiscal 2007 included benefits of $5.7 million related to an investment in a foreign subsidiary and a net $7.9 million for routine adjustments of tax reserves and accruals.

Pretax loss from corporate and eliminations increased to $50.0 million in the third quarter of fiscal 2007 from $30.0 million in the year-earlier period due to higher interest expense, legal costs, and other costs primarily related to compensation and benefits.

During the first nine months of fiscal 2007, the company reacquired 8.5 million shares of its common stock at a total cost of $188.6 million, or an average purchase price of $22.27 per share.

The company anticipates that fiscal 2007 earnings from continuing operations will range from $1.15 to $1.25 per share.

Conference Call

H&R Block will host a conference call for analysts, institutional investors and shareholders at 5 p.m. EST (4 p.m. CST) on Thursday, Feb. 22. Mark Ernst, chairman and chief executive officer, and Bill Trubeck, executive vice president and chief financial officer, will discuss third quarter results and future expectations as well as respond to analysts' questions. To access the call, please dial the number below approximately five to 10 minutes prior to the scheduled starting time:

U.S./Canada (800) 435-1398 - Access Code: 13266487
International (617) 614-4078 - Access Code: 13266487

The call will be webcast in a listen-only format for the media and public. The link to the webcast can be obtained at www.hrblock.com. A supporting slide presentation will be available in connection with the webcast and can be accessed directly on H&R Block's Investor Relations Web site, at www.hrblock.com, by clicking on Company, then Block Investors.

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H&R Block Announces Fiscal 2007 Third Quarter Results/page 5

A replay of the call will be available beginning at 6 p.m. EST Feb. 22 and continuing until 12:00 p.m. EST March 9, 2007, by dialing (888) 286-8010 (U.S./Canada) or (617) 801-6888 (International). The replay access code is 80868899. A replay of the webcast will also be available on the company's Web site at www.hrblock.com.

Forward Looking Statement

The information contained in this press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such statements are based upon current information and management’s expectations regarding the company, speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such forward-looking statements.

Such differences could be caused by a number of factors including, but not limited to, the uncertainty of the entry by the company into an agreement regarding any sale or public market alternative involving the separation of Option One Mortgage Corp.; the uncertainty regarding the completion of any such transaction; the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings-per-share growth goals or expectations for fiscal year 2007; the uncertainty of the number of clients who obtained an IMAL who will return to H&R Block for tax return preparation services; the uncertainty of the company’s ability to purchase shares of its common stock pursuant to the board of directors’ authorization; the uncertainty of the impact and effect of changes in the non-prime mortgage market, including changes in interest rates, loan origination volume and levels of early payment defaults and resulting loan repurchases; changes in the company’s effective income tax rate; litigation involving the company and its subsidiaries; changes in market, economic, political or regulatory environments; changes in management and strategies; and risks described from time to time in reports and statements filed by the company and its subsidiaries with the Securities and Exchange Commission.

About H&R Block

H&R Block Inc. (NYSE: HRB) is a leading provider of tax, financial, and accounting and business consulting services and products.  H&R Block is the world’s largest tax services provider, having prepared more than 400 million tax returns since 1955.  The company and its subsidiaries generated revenues of $3.6 billion and net income of $287 million from continuing operations in fiscal year 2006.  The company currently operates in three principal business segments: Tax Services (income tax preparation and advice via in-office, online and software solutions); Business Services (accounting, tax and business consulting services for midsized companies); and Consumer Financial Services (investment and financial advisory services and banking services). Headquartered in Kansas City, Mo., H&R Block markets its continuing services and products under two leading brands – H&R Block and RSM McGladrey.  For more information visit our Online Press Center at www.hrblock.com.

Tables follow

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KEY OPERATING RESULTS

Unaudited, amounts in thousands, except per share data

	Three months ended January 31,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$628,051	$548,494	$59,333	($6,332)
Business Services	215,895	235,840	(1,425)	(1,035)
Consumer Financial Services	107,511	73,176	10,959	(7,668)
Corporate and Eliminations	3,659	2,743	(50,014)	(29,979)
	$955,116	$860,253	18,853	(45,014)
Income tax benefit			(6,112)	(14,766)
Net income (loss) from continuing operations			24,965	(30,248)
Net income (loss) from discontinued operations			(69,673)	42,361
Net income (loss)			($44,708)	12,113

Basic earnings (loss) per share:
Net income (loss) from continuing operations			$0.08	($0.09)
Net income (loss) from discontinued operations			(0.22)	0.13
Net income (loss)			($0.14)	0.04

Basic shares outstanding			322,350	327,289

Diluted earnings (loss) per share:
Net income (loss) from continuing operations			$0.08	($0.09)
Net income (loss) from discontinued operations			(0.22)	0.13
Net income (loss)			($0.14)	0.04

Diluted shares outstanding			326,048	327,289

	Nine months ended January 31,
	Revenues		Income (loss)
	2007	2006	2007	2006

Tax Services	$776,183	$686,498	($261,257)	($293,702)
Business Services	650,129	529,491	(34,734)	(9,943)
Consumer Financial Services	267,888	211,177	5,572	(23,126)
Corporate and Eliminations	10,322	6,815	(111,330)	(84,073)
	$1,704,522	$1,433,981	(401,749)	(410,844)
Income tax benefit			(172,726)	(158,391)
Net loss from continuing operations			(229,023)	(252,453)
Net income (loss) from discontinued operations			(103,522)	155,323
Net loss			($332,545)	($97,130)

Basic and diluted earnings (loss) per share:
Net loss from continuing operations			($0.71)	($0.77)
Net income (loss) from discontinued operations			(0.32)	0.47
Net loss			($1.03)	($0.30)

Basic and diluted shares outstanding			322,588	328,017

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Basic earnings per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share except in those periods with a loss from continuing operations.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the consolidated results of operations or stockholders’ equity as previously reported.

In March 2006, the Office of Thrift Supervision approved the charter of H&R Block Bank. The bank commenced operations on May 1, 2006, at which time we realigned our segments to reflect a new management reporting structure.

On November 6, 2006 we announced we would evaluate strategic alternatives for Option One Mortgage Corporation (OOMC), including a possible sale or other transaction through the public markets. As of January 31, 2007, we have met the criteria to present the assets and liabilities of OOMC and H&R Block Mortgage Corporation (HRBMC) as “held for sale” and their financial results as discontinued operations in the condensed consolidated financial statements for all periods presented.

CONDENSED CONSOLIDATED BALANCE SHEETS

Amounts in thousands, except share data

	January 31,	April 30,
	2007	2006
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,082,666	$677,204
Cash and cash equivalents - restricted	432,524	385,623
Receivables from customers, brokers, dealers and clearing
organizations, net	424,874	496,577
Receivables, net	2,376,846	482,144
Prepaid expenses and other current assets	202,309	152,701
Current assets of discontinued operations, held for sale	988,060	594,187
Total current assets	5,507,279	2,788,436

Mortgage loans held for investment	1,069,626	—
Property and equipment, net	392,706	356,812
Intangible assets, net	184,290	219,494
Goodwill, net	982,598	947,985
Other assets	386,986	375,395
Noncurrent assets of discontinued operations, held for sale	853,816	1,301,013
Total assets	$9,377,301	$5,989,135

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Commercial paper and other short-term borrowings	$2,926,421	$—
Current portion of long-term debt	512,333	506,992
Accounts payable to customers, brokers and dealers	684,475	781,303
Customer deposits	1,632,875	—
Accounts payable, accrued expenses and other	496,084	612,181
Accrued salaries, wages and payroll taxes	249,243	270,303
Accrued income taxes	71,079	505,690
Current liabilities of discontinued operations, held for sale	497,749	216,967
Total current liabilities	7,070,259	2,893,436

Long-term debt	416,183	417,539
Other noncurrent liabilities	343,362	530,361
Total liabilities	7,829,804	3,841,336

Stockholders’ equity:
Common stock, no par, stated value $.01 per share	4,359	4,359
Additional paid-in capital	662,297	653,053
Accumulated other comprehensive income	8,754	21,948
Retained earnings	3,031,424	3,492,059
Less cost of 113,071,487 and 107,377,858 shares of
common stock in treasury	(2,159,337)	(2,023,620)
Total stockholders’ equity	1,547,497	2,147,799
Total liabilities and stockholders’ equity	$9,377,301	$5,989,135

CONDENSED CONSOLIDATED INCOME STATEMENTS

Unaudited, amounts in thousands, except per share data

	Three Months Ended January 31,		Nine Months Ended January 31,
	2007	2006	2007	2006
Revenues:
Service revenues	$758,005	$706,159	$1,420,029	$1,214,895
Other revenues:
Product and other revenues	148,809	135,332	179,979	167,775
Interest income	48,302	18,762	104,514	51,311
	955,116	860,253	1,704,522	1,433,981

Operating expenses:
Cost of services	587,873	559,082	1,377,919	1,175,869
Cost of other revenues	69,962	40,281	115,002	59,176
Selling, general and administrative	269,393	297,401	592,155	586,700
	927,228	896,764	2,085,076	1,821,745

Operating income (loss)	27,888	(36,511)	(380,554)	(387,764)
Interest expense	(12,066)	(12,211)	(36,292)	(37,031)
Other income, net	3,031	3,708	15,097	13,951

Income (loss) from continuing operations before tax benefit	18,853	(45,014)	(401,749)	(410,844)
Income tax benefit	(6,112)	(14,766)	(172,726)	(158,391)

Net income (loss) from continuing operations	24,965	(30,248)	(229,023)	(252,453)
Net income (loss) from discontinued operations	(69,673)	42,361	(103,522)	155,323

Net income (loss)	($44,708)	$12,113	($332,545)	($97,130)

Basic earnings (loss) per share:
Net income (loss) from continuing operations	$0.08	($0.09)	($0.71)	($0.77)
Net income (loss) from discontinued operations	(0.22)	0.13	(0.32)	0.47
Net income (loss)	($0.14)	$0.04	($1.03)	($0.30)

Basic shares outstanding	322,350	327,289	322,588	328,017

Diluted earnings (loss) per share:
Net income (loss) from continuing operations	$0.08	($0.09)	($0.71)	($0.77)
Net income (loss) from discontinued operations	(0.22)	0.13	(0.32)	0.47
Net income (loss)	($0.14)	$0.04	($1.03)	($0.30)

Diluted shares outstanding	326,048	327,289	322,588	328,017

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Unaudited, amounts in thousands

	Nine Months Ended January 31,
	2007	2006
Cash flows from operating activities:
Net loss	($332,545)	($97,130)
Net income (loss) from discontinued operations	(103,522)	155,323
Net loss from continuing operations	(229,023)	(252,453)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	119,909	111,396
Tax benefits from stock-based compensation	(12,314)	19,967
Excess tax benefits from stock-based compensation	(2,379)	—
Operating cash flows provided by (used in) discontinued operations	634,540	(322,692)
Other net changes in working capital, net of acquisitions	(3,108,592)	(1,250,610)
Net cash used in operating activities	(2,597,859)	(1,694,392)

Cash flows from investing activities:
Mortgage loans originated or purchased for investment, net	(1,073,012)	—
Purchases of property and equipment	(129,905)	(134,328)
Payments made for business acquisitions, net of cash acquired	(24,670)	(209,816)
Investing cash flows provided by discontinued operations	10,218	72,247
Other, net	30,542	17,625
Net cash used in investing activities	(1,186,827)	(254,272)

Cash flows from financing activities:
Repayments of commercial paper	(4,901,618)	(2,632,444)
Proceeds from issuance of commercial paper	6,397,656	4,678,392
Repayments of short-term borrowings	(889,722)	—
Proceeds from issuance of short-term borrowings	2,320,105	550,000
Customer deposits	1,632,875	—
Dividends paid	(128,088)	(118,665)
Acquisition of treasury shares	(188,562)	(260,078)
Excess tax benefits from stock-based compensation	2,379	—
Proceeds from exercise of stock options	19,183	95,930
Other, net	(74,060)	(9,349)
Net cash provided by financing activities	4,190,148	2,303,786

Net increase in cash and cash equivalents	405,462	355,122
Cash and cash equivalents at beginning of the period	677,204	1,072,299
Cash and cash equivalents at end of the period	$1,082,666	$1,427,421

Supplementary cash flow data:
Income taxes paid	$378,377	$224,774
Interest paid	103,252	62,980

SELECTED OPERATING DATA

Unaudited

Consumer Financial Services	Three months ended
	1/31/2007	1/31/2006	% change	10/31/2006	% change

Broker-dealer:
Traditional brokerage accounts (1)	394,767	426,699	-7.5%	402,278	-1.9%
Average assets per traditional brokerage account	$81,774	$72,914	12.2%	$80,089	2.1%
Ending balance of assets under administration (billions)	$32.6	$31.4	3.8%	$32.5	0.3%
Average customer margin balances (millions)	$390	$529	-26.3%	$404	-3.5%
Average payables to customers (millions)	$630	$769	-18.1%	$601	4.8%
Advisors	911	956	-4.7%	919	-0.9%

Banking:
Efficiency ratio (2)	36%	n/a		40%	-4.1%
Annualized net interest margin (3)	2.52%	n/a		2.68%	-0.2%
Annualized return on average assets (4)	2.63%	n/a		1.48%	1.1%
Total ending assets (millions)	$1,814	n/a		$762	138.1%

(1) Includes only accounts with a positive period-end balance.

(2) Non-interest expenses divided by total revenue less interest expense. See reconciliation of non-GAAP financial measures.

(3) Annualized net interest revenue divided by average assets. See reconciliation of non-GAAP financial measures.

(4) Annualized pretax banking income divided by average assets. See reconciliation of non-GAAP financial measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited, dollars in thousands

	Three Months Ended
	January 31, 2007	October 31, 2006
Efficiency Ratio:
Total Consumer Financial Services expenses	$96,552	$83,866
Less: Interest and non-banking expenses	(91,983)	(82,026)
Non-interest banking expenses	$4,569	$1,840

Total Consumer Financial Services revenues	$107,511	$81,548
Less: Non-banking revenues and interest expense	(94,800)	(76,924)
Banking revenue net of interest expense	$12,711	$4,624

	36%	40%

Annualized Net Interest Margin:
Net interest revenue - banking	$6,188	$4,392

Net interest revenue - banking (annualized)	$24,752	$17,568

Divided by average assets	$982,633	$656,024

	2.52%	2.68%

Annualized Return on Average Assets:
Total Consumer Financial Services pretax income (loss)	$10,959	($2,318)
Less: Non-banking pretax income (loss)	4,505	(4,738)
Pretax banking income	$6,454	$2,420

Pretax banking income - annualized	$25,816	$9,680

Divided by average assets	$982,633	$656,024

	2.63%	1.48%

Preliminary U.S. Tax Operating Data

	(in thousands, except average fee and number of offices)
	Period
	11/1-1/31	2/1-2/15	YTD 2/15
Net tax preparation & related fees: (1)
Fiscal year 2007
Company-owned operations	$424,770	$427,286	$852,056
Franchise operations	218,894	211,811	430,705
	$643,664	$639,097	$1,282,761
Fiscal year 2006 (2)
Company-owned operations	$376,419	$421,813	$798,232
Franchise operations	190,535	200,555	391,090
	$566,954	$622,368	$1,189,322
Percent change
Company-owned operations	12.8%	1.3%	6.7%
Franchise operations	14.9%	5.6%	10.1%
Total retail operations	13.5%	2.7%	7.9%

Total clients served: (3)
Fiscal year 2007
Company-owned operations	2,729	2,413	5,142
Franchise operations	1,607	1,359	2,966
Total retail offices	4,336	3,772	8,108
Digital tax solutions	1,279	1,144	2,423
	5,615	4,916	10,531
Fiscal year 2006 (2)
Company-owned operations	2,390	2,678	5,068
Franchise operations	1,406	1,486	2,892
Total retail offices	3,796	4,164	7,960
Digital tax solutions	1,157	823	1,980
	4,953	4,987	9,940
Percent change
Company-owned operations	14.2%	-9.9%	1.5%
Franchise operations	14.3%	-8.5%	2.6%
Total retail operations	14.2%	-9.4%	1.9%
Digital tax solutions	10.5%	39.0%	22.4%
Total	13.4%	-1.4%	5.9%

Normalized: (4)
Total retail operations	6.8%	-3.6%	1.4%
Total	7.7%	3.5%	5.6%

Net average fee - retail: (5)
Fiscal year 2007
Company-owned operations	$169.47	$166.58	$168.01
Franchise operations	147.42	146.16	146.80
	$161.27	$159.21	$160.24
Fiscal year 2006 (2)
Company-owned operations	$157.48	$157.50	$157.49
Franchise operations	135.51	134.92	135.21
	$149.35	$149.44	$149.40
Percent change
Company-owned operations	7.6%	5.8%	6.7%
Franchise operations	8.8%	8.3%	8.6%
Total retail operations	8.0%	6.5%	7.3%

(1) Gross tax preparation and related fees less coupons and discounts.

(2) Prior year numbers have been reclassified between company-owned and franchise offices for offices which commenced company-owned operations during fiscal year 2007.

(3) Tax preparation clients for which revenue was earned plus Instant Money Advance Loan (IMAL) clients.

(4) Calculated as the percentage change in tax preparation clients for which revenue was earned and an estimate of IMAL clients we anticipate will not return for additional services.

(5) Calculated as net tax preparation and related fees divided by retail tax preparation and related clients served.